Exhibit 99.1

NDC Plaza

Atlanta, GA 30329-2010

404-728-2000

For Immediate Release

NDCHealth Reports on Results of its 2004 Annual Meeting of Stockholders

ATLANTA, November 4, 2004 – NDCHealth Corporation (NYSE: NDC) today announced the results of its Annual Meeting of Stockholders that occurred on October 28, 2004. The following items were submitted to a vote of NDCHealth stockholders:

Proposal 1: The re-election of three directors to serve for a three-year term expiring at the 2007 Annual Stockholders’ Meeting. The three directors – Ms. J. Veronica Biggins, Ms. Terri A. Dial and Mr. Kurt M. Landgraf – were each re-elected. The largest number of withheld votes for any of these three directors was 3,693,003.

Proposal 2: Approval of the NDCHealth Corporation 2005 Incentive Plan:

For	Against	Abstain
9,319,725	10,202,609	1,889,513

Proposal 3: Consideration of a stockholder proposal requesting the Board of Directors to engage an investment bank to analyze all strategic alternatives available to the company for maximization of stockholder value:

For	Against	Abstain
17,100,229	3,471,430	377,680

“Our Board of Directors is fully committed to maximizing stockholder value, and we will carefully consider this recommendation by our stockholders, consistent with our fiduciary duties to manage the business and affairs of the company,” said Walter Hoff, NDCHealth’s Chairman of the Board and Chief Executive Officer. “Our Board has a thorough understanding of the company’s business strategy, and we will continue to consider a wide range of actions and alternatives to deliver greater value to stockholders. Importantly, our management team also recognizes the urgency with which we need to improve the company’s performance, and we are taking immediate actions that we expect will contribute to improved performance in the future.”

About NDCHealth

NDCHealth is uniquely positioned in healthcare as a leading provider of point-of-service systems, electronic connectivity and information solutions to pharmacies, hospitals, physicians, pharmaceutical manufacturers and payers.

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Contact:

Robert Borchert

VP – Investor Relations

404-728-2906

robert.borchert@ndchealth.com